Exhibit 3.3
SECOND ARTICLES OF AMENDMENT
OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
WINTRUST FINANCIAL CORPORATION
     Wintrust Financial Corporation, a corporation organized and existing under and by virtue of the laws of the State of Illinois (the “Company”),
DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of the Company by the unanimous vote of its members at a meeting duly held and constituted on March 13, 2006, duly adopted resolutions setting forth a proposed amendment to the Amended and Restated Articles of Incorporation of the Company, as amended (the “Articles”), declaring said amendment to be advisable and calling for such amendment to be considered at the annual meeting of the shareholders of the Company. The resolution setting forth the proposed amendment is as follows:
     RESOLVED, that Article Ten of the Company’s Amended and Restated Articles of Incorporation, be amended in its entirety as follows:
      ARTICLE TEN: The number of directors of the Corporation shall be that number set forth in the By-laws, as may be increased or decreased from time to time; provided, however, that such number shall never be less than six (6).
      Paragraph 1: At the 2006 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2007 annual meeting of shareholders and until such director’s successor shall have been elected and qualified. At the 2007 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2008 annual meeting of shareholders and until such director’s successor shall have been elected and qualified. At each annual meeting of shareholders in 2008 and thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until such director’s successor shall have been elected and qualified.
      Paragraph 2: Directors need not be residents of Illinois or shareholders of the Corporation.
     SECOND: That such amendment has been duly adopted in accordance with the provisions of the Illinois Business Corporation Act and the Company’s Articles by the affirmative vote of at least eighty-five percent of the voting power of the outstanding shares of stock of the Company entitled to vote on the proposal.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 10.20 of the Illinois Business Corporation Act.
     The undersigned corporation has caused these articles to be signed by a duly authorized officer who affirms, under penalties of perjury, that the facts stated herein are true.

WINTRUST FINANCIAL CORPORATION
By:	David A. Dykstra

	Title:	Name: David A. Dykstra Senior Executive Vice President and Chief Operating Officer

May 26, 2006